UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2010

AETHLON MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-21846	13-3632859
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8910 University Center Lane, Suite 660 San Diego, California	92122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 459-7800

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 21, 2010, the Board of Directors of Aethlon Medical, Inc. (the "Company") amended the expiration terms of certain outstanding stock options such that all outstanding stock options of the Company shall have a term that is for not less than ten (10) years following the original date of grant. No other terms or features of the stock options were modified or amended.  Stock options held by Mr. James Joyce, the Company's Chief Executive Officer and Chairman of the Board of Directors, Mr. Richard Tullis, the Company's Chief Science Officer and member of the Board of Directors,  Mr. Franklyn Barry, a member of the Board of Directors, and Mr. Edward Broenniman, a member of the Board of Directors, were modified accordingly.  Of the foregoing (i) options to purchase 2,231,100 shares held by Mr. Joyce were extended to February 23, 2015; (ii) options to purchase 867,175 shares held by Mr. Tullis were extended to February 23, 2015; (iii)  options to purchase 308,725 shares held by Mr. Broenniman were extended to February 23, 2015; and (iv) options to purchase 308,725 shares held by Mr. Barry were extended to February 23, 2015.  All of the foregoing options are at an exercise price of $0.38 per share.  The foregoing represents only a portion of the total options and shares owned by the directors and officers of the Company.

Item 9.01      Financial Statements and Exhibits

(a)	None.

(b)	None.

(c)	None.

(d)	None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETHLON MEDICAL, INC.

May 28, 2010	/s/ James A. Joyce
Date	James A. Joyce, Chief Executive Officer